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EXHIBIT 99.1
                             (COMPANY LOGO OMITTED)

                           First Financial Corporation

One First Financial Plaza, Terre Haute, IN 47807 o (812) 238-6000


FOR IMMEDIATE RELEASE                        For more information contact:
July 22, 2003                                Michael A. Carty at (812) 238-6264


FIRST FINANCIAL CORPORATION KEEPS PACE

TERRE HAUTE, INDIANA -- First Financial Corporation (NASDAQ: THFF) today announced second quarter results which reflect year-to-date net income of $13.2 million, or $1.94 per share, the same as was earned through the second quarter of 2002.

Management is pleased with these results given the current interest rate environment and the effect it is having on the net interest income of banks in general. Net interest income of the Corporation declined $1.9 million or 4.9% from the second quarter of 2002. However, to mitigate the effects of low interest rates, the Corporation has focused on another aspect of its income statement, non-interest income, which increased $3.1 million or 25.1% during the same time frame. The increasing influence of non-interest income has offset the effect that declining net interest income would have otherwise had on net income.

Major contributors to the $3.1 million increase in non-interest income include income from capitalized mortgage servicing rights, origination fees, net cash gains on sales of low fixed-rate mortgage loans in the secondary market, loan and deposit fees, insurance commissions and trust fees, which are heavily influenced by stock market conditions that have seen recent improvement.

Although the sluggish economy over the past three years has caused many financial institutions of all sizes to experience credit quality deterioration, the Corporation, for the first quarter since March of 2000, experienced a decline (4.7%) in its loan loss provision AND a decline (9.2%) in its net charge-offs. The allowance for loan losses is 1.53% of total loans at June 30, 2003, compared to 1.48% at the end of 2002.

Comparing the second quarter of 2003 to the same period in 2002, average loans are down $31.0 million due to continued refinancing and sales of fixed-rate mortgages. Average deposits were up $4.4 million. These resources were used to reduce average bank borrowings by $49.3 million. Average shareholders' equity increased $9.0 million, or 3.8%. Strong financial performance increased book value per share 9.4% to $36.85 at June 30, 2003 from $33.70 at June 30, 2002.
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First Financial Corporation is the holding company for Terre Haute First
National Bank, First State Bank, First Citizens State Bank, First Farmers State Bank, First Parke State Bank, The Morris Plan Company of Terre Haute and Forrest Sherer, Inc. in Indiana; and First Ridge Farm State Bank, First National Bank of Marshall, First Crawford State Bank, and First Community Bank N.A. in Illinois.


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                           FIRST FINANCIAL CORPORATION

             FOR THE QUARTER AND THE SIX MONTHS ENDING JUNE 30, 2003

               (Dollar amounts in thousands except per share data)

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
                                                                                           $             %
                                                      06/30/03          06/30/02         CHANGE        CHANGE


    YEAR TO DATE INFORMATION:

    Net Income                                           $13,207          $13,280          ($73)         -0.55%
    Earnings Per Average Share                             $1.94            $1.94             $0          0.00%
    Return on Assets                                       1.21%            1.20%          0.01%          0.83%
    Return on Equity                                      10.65%           11.12%         -0.47%         -4.23%
    Net Interest Margin                                    4.02%            4.08%         -0.06%         -1.47%
    Net Interest Income                                  $37,607          $39,546       ($1,939)         -4.90%
    Non-Interest Income                                  $15,589          $12,458         $3,131         25.13%
    Non-Interest Expense                                 $30,798          $30,165           $633          2.10%
    Loss Provision                                        $4,530           $4,348           $182          4.19%
    Net Charge Offs                                       $4,076           $4,165          ($89)         -2.14%
    Efficiency Ratio                                      54.62%           54.73%         -0.11%         -0.20%


    QUARTER TO DATE INFORMATION:

    Net Income                                            $6,174           $6,552         ($378)         -5.77%
    Earnings Per Average Share                             $0.91            $0.96           ($0)         -5.21%
    Return on Assets                                       1.13%            1.17%         -0.04%         -3.42%
    Return on Equity                                       9.87%           10.29%         -0.42%         -4.08%
    Net Interest Margin                                    4.02%            4.07%         -0.05%         -1.23%
    Net Interest Income                                  $18,678          $20,080       ($1,402)         -6.98%
    Non-Interest Income                                   $7,510           $6,285         $1,225         19.49%
    Non Interest Expense                                 $15,373          $15,337            $36          0.23%
    Loss Provision                                        $2,303           $2,416         ($113)         -4.68%
    Net Charge Offs                                       $2,414           $2,659         ($245)         -9.21%
    Efficiency Ratio                                      55.28%           54.98%          0.30%          0.55%

    BALANCE SHEET:

    Assets                                            $2,154,419       $2,169,543      ($15,124)         -0.70%
    Deposits                                          $1,464,500       $1,435,015        $29,485          2.05%
    Loans                                             $1,417,873       $1,436,162      ($18,289)         -1.27%
    Shareholders' Equity                                $249,964         $230,074        $19,890          8.65%
    Book Value Per Share                                  $36.85           $33.70          $3.15          9.36%
    Average Assets                                     2,182,873        2,213,909      ($31,036)         -1.40%

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